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                                                                    EXHIBIT 11.1

                        AMERICAN COIN MERCHANDISING, INC.
                        COMPUTATION OF PER SHARE EARNINGS

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
                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                               SEPTEMBER 30,                SEPTEMBER 30,
                                                            1997         1996           1997             1996
                                                          ----------  ----------      ----------      ----------

EARNINGS PER SHARE:

NET EARNINGS..............................................$1,006,000  $  576,000      $2,771,000      $1,452,000
                                                          ----------  ----------      ----------      ----------

COMMON SHARES OUTSTANDING AT
   BEGINNING OF PERIOD.................................... 5,447,904   5,081,608       5,123,274       5,081,608

EFFECT OF SHARES ISSUED DURING THE PERIOD ................     1,773      12,852         242,200           4,284

EFFECT OF SHARES ISSUABLE UNDER STOCK OPTIONS AND WARRANTS
   USING THE TREASURY STOCK METHOD........................   183,536     365,421          74,829         365,411
                                                          ----------  ----------      ----------      ----------

SHARES USED IN COMPUTING EARNINGS PER SHARE .............. 5,633,213   5,459,881       5,440,303       5,451,303
                                                          ==========  ==========      ==========      ==========

EARNINGS PER COMMON SHARE (a).............................$     0.18  $     0.11      $     0.51      $     0.27
                                                          ==========  ==========      ==========      ==========
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(a) Primary and fully diluted earnings per share are the same.